Exhibit 5.4

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

December 2, 2020

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Re:	Selective Insurance Group, Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special New York counsel to Selective Insurance Group, Inc., a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-225452) (the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), on June 6, 2018, as amended by Post-Effective Amendment No. 1 (the “Post-Effective Amendment” and the Initial Registration Statement as amended by the Post-Effective Amendment, the “Registration Statement”) to be filed on the date hereof by the Company with the Commission under the Securities Act. The Post-Effective Amendment amends the Initial Registration Statement to provide for the issuance and sale by the Company from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of an unspecified amount of depositary receipts (the “Receipts”) representing fractional shares of preferred stock, without par value, of the Company, which are called depositary shares (the “Depositary Shares”), and which may be issued pursuant to one or more deposit agreements (each, a “Deposit Agreement”) proposed to be entered into between the Company and one or more banks or trust companies to be named in the applicable Deposit Agreement (each, a “Bank Depositary”), which may be issued pursuant to a prospectus supplement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

Selective Insurance Group, Inc.

December 2, 2020

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the “Opined-on Law”).

The opinion stated below presumes that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Depositary Shares referred to therein: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement or term sheet with respect to such Depositary Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable Deposit Agreement shall have been duly authorized, executed and delivered by the Company and the applicable Bank Depositary; (iv) the Depositary Shares shall have been duly authorized, executed and delivered by the Company and the other parties thereto, including, if such Depositary Shares are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement or purchase agreement with respect thereto; (v) the Board of Directors of the Company, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance and sale of such Depositary Shares and related matters and appropriate officers of the Company have taken all related action as directed by or under the direction of the Board of Directors of the Company; and (vi) the terms of the applicable Depositary Agreement and the Depositary Shares and the issuance and sale of such Depositary Shares have been duly established in conformity with the amended and restated certificate of incorporation of the Company so as not to violate any applicable law, the amended and restated certificate of incorporation of the Company or the bylaws of the Company, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, with respect to any Depositary Shares offered by the Company, including such indeterminate number of Depositary Shares as may be issued upon conversion, exchange or exercise, as applicable, of any of the securities of the Company, including the securities of the Company that may be issued pursuant to anti-dilution adjustments determined at the time of the offering (collectively, the “Offered Depositary Shares”), when (a) the general conditions shall have been satisfied, (b) the preferred stock relating to such Depositary Shares has been duly authorized for issuance by the Company; (c) the Depositary Shares have been duly executed, delivered, countersigned, issued and sold in accordance with the provisions of the applicable Deposit Agreement, and the Depositary Shares have been delivered to the Bank Depositary for deposit in accordance with the applicable Deposit Agreement; and (d) the Receipts evidencing the Depositary Shares have been duly issued against deposit of the related shares of preferred stock with the Bank Depositary in accordance with the applicable Deposit Agreement, such Deposit Agreement will constitute a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms under the laws of the State of New York.

Selective Insurance Group, Inc.

December 2, 2020

The opinion stated herein is subject to the following qualifications:

(a)	we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any Deposit Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)	except to the extent expressly stated in the opinion contained herein, we have assumed that each Deposit Agreement constitutes the valid and binding obligation of each party to such Deposit Agreement, enforceable against such party in accordance with its terms;

(d)	we do not express any opinion with respect to the enforceability of any provision contained in any Deposit Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e)	we do not express any opinion with respect to the enforceability of any provision of any Deposit Agreement to the extent that such provision purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(f)	we call to your attention that irrespective of the agreement of the parties to any Deposit Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Deposit Agreement;

Selective Insurance Group, Inc.

December 2, 2020

(g)	we have assumed that any agent of service will have accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment; further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process; and

(h)	we have assumed that the laws of the State of New York will be chosen to govern any Deposit Agreements and that such choice is and will be a valid and legal provision.

In addition, in rendering the foregoing opinion we have assumed that:

(a)	the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, any Deposit Agreement;

(b)	the Company has the corporate power and authority to execute, deliver and perform all its obligations under any Deposit Agreement;

(c)	neither the execution and delivery by the Company of any Deposit Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of any Offered Depositary Shares: (i) conflicts with the organizational documents of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(d)	neither the execution and delivery by the Company of any Deposit Agreement nor the consummation by the Company of the issuance and sale of any Depositary Shares contemplated thereby requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of the State of New York or the United States of America except for those consents, approvals, licenses and authorizations already obtained and those filings, recordings and registrations already made.

Selective Insurance Group, Inc.

December 2, 2020

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP